Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

CHINDATA GROUP HOLDINGS LIMITED

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate		Amount of Filing Fee

Fees to Be Paid	$1,161,428,132.16	(1)	$0.0001102	(2)	$127,989.38	(2)

Fees Previously Paid	—				—

Total Transaction Valuation	$1,161,428,132.16

Total Fees Due for Filing					$127,989.38

Total Fees Previously Paid					—

Total Fee Offsets					—

Net Fee Due					$127,989.38

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the product of 268,728,550 issued and outstanding ordinary shares (including shares represented by American Depositary Shares) subject to the transaction multiplied by the proposed per share merger consideration of US$4.3 (the “Per Share Merger Consideration”), and (b) the product of 1,587,956 ordinary shares underlying the outstanding and unexercised options subject to the transaction multiplied by US$3.71 per option share (which is the difference between the US$4.3 Per Share Merger Consideration and the weighted average exercise price of US$0.59 per share of such options) ( (a) and (b) together, the “Transaction Valuation”).

(2)

The amount of the filing fee, calculated in accordance with the Exchange Act of 1934 Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2023, was calculated by multiplying the Transaction Valuation by 0.00011020.